Exhibit 16.4

January 16, 2009

Mr. Julio De Leon
DeLeon & company P.A.
510 NW 159th Lane
Pembroke Pines, FL 33028

Sent via e-mail:   jdlcpa@bellsouth.net;

Mr. Julio De Leon,

We are providing Form 8-K/A Amendment No 2 to the SEC relating to the dismissal of De Leon & Company, P.A. and the engaging of Rose, Snyder & Jacobs as our company’s auditors. Attached is a copy of the 8-K/A Amendment No 2.  Please furnish us with a letter addressed to the Securities and Exchange Commission stating whether you agree or disagree with this 8-K/A.

Sincerely,

By: /s/ Rick Diya
Chief Financial Officer
TransWorld Benefits International, Inc.

Attached:     Form 8-K/A Amendment No 2